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                                                                   EXHIBIT 10.28

                             INDUCEMENT AGREEMENT

     This Inducement Agreement (the "Agreement"), dated as of November 5, 1997, is entered into by Tracinda Corporation ("Tracinda"), Seven Network Limited ("Seven") and Metro-Goldwyn-Mayer Inc. (formerly known as P&F Acquisition Corp.) ("MGM") with the individuals (each, an "Executive") listed on Schedule A to this Agreement, in order to induce the Executives to enter into Modification and Cancellation Agreements in the form of Schedule B to this Agreement (but without certain attachments and exhibits (the "Modification and Cancellation Agreements")).

1. Representations and Warranties Concerning Ownership of MGM Common Stock
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     (a) Tracinda and MGM jointly and severally represent and warrant to each
Executive that Tracinda owns 871,000 shares of the Common Stock (approximately 68.87% of the outstanding Common Stock) of MGM.

     (b) Seven and MGM jointly and severally represent and warrant to each Executive that Seven owns 389,000 shares of the Common Stock (approximately 30.76% of the outstanding Common Stock) of MGM.

2. Shareholder Approval of Senior Management Bonus Plan
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     (a) The Senior Management Bonus Plan (the "Bonus Plan") and Bonus Interest
Agreements to be entered into pursuant to the Modification and Cancellation Agreements require, as a condition to payments in respect of the Bonus Interests, that the Bonus Plan be approved by a majority of the shares of Common Stock of MGM prior to December 31, 1998.

     (b) Following the earliest to occur of: (i) the initial public offering contemplated in the Modification and Cancellation Agreements; and (ii) December 15, 1998 (or such earlier date to which MGM, Tracinda and Seven agree), and in no case later than December 31, 1998, MGM will cause to be held a meeting of its shareholders at which a quorum is to be present in person or by proxy, at which the approval of the Bonus Plan will be considered, or will complete a solicitation of consents, complying with the proxy rules under the Securities Exchange Act of 1934, as amended (the "Proxy Rules"), of its shareholders with respect to the approval of the Bonus Plan. At the meeting of shareholders or by a written consent of a majority of the outstanding shares of Common Stock of MGM, as applicable, each of Tracinda and Seven will vote all of the shares of Common Stock of MGM then owned by it in favor of the approval of the Bonus Plan; provided, however, that if the shareholder approval is obtained by written consent, the consent will be executed not less than 20 days following the distribution of an information statement satisfying the requirements of the Proxy Rules.

     (c) Prior to the earlier of December 31, 1998 and the approval of the Bonus Plan by the shareholders of MGM in accordance with Section 2(b) hereof: (i) MGM will not issue any shares of securities if, as a result of its doing so, Tracinda and Seven would not, after giving effect to the issuance, own a sufficient number of shares of Common Stock so that, by the vote of those shares, the Bonus Plan will be approved; and (ii) neither Tracinda nor Seven will sell, assign or otherwise transfer any shares of the Common Stock of MGM owned by it, if the transfer would cause MGM and Seven to own less than a majority of the voting securities of MGM, unless the purchaser, assignee or transferee of the shares agrees, for the benefit of each of the Executives, to vote the shares of Common Stock of MGM received from Tracinda or Seven, as the case may be, in favor of approval of the Bonus Plan.
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     (d)  Section 2(a), (b) and (c) above will be of no force or effect if the conditions set forth in Section 2(b) of the Modification and Cancellation Agreements have not been satisfied on or before March 31, 1998.

3.   Equitable Remedies; Applicable Law
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     (a)  The parties to this Agreement will, in addition to damages or other remedies at law for breach, default or misrepresentation, as appropriate, be entitled to equitable remedies, including specific performance, for breach or prospective breach of this Agreement.

     (b) Except as provided in Section 4(c) of this Agreement, this Agreement is governed by and is to be construed and enforced in accordance with the internal laws, and not the laws pertaining to choice or conflict of laws, of the State of Delaware.

4.   Arbitration of Disputes
     -----------------------

     (a) Except as provided in Section 3(b) of this Agreement, all disputes among the parties to this Agreement, however significant, arising out of, relating in any way to, or in connection with, this Agreement (including the validity, scope and enforceability of this Section 4) will be settled only by an arbitration (i) conducted in accordance with the then rules of the American Arbitration Association or any similar successor body and (ii) held in Los Angeles, California.

     (b) The arbitration will be held before a single arbitrator mutually agreed to by the parties to the arbitration, except that, if the parties fail to agree to an arbitrator within 20 days from the date on which the claimant's request for arbitration is delivered to the other party(ies) to the arbitration, the arbitration shall be held before an arbitrator appointed by the American Arbitration Association.

     (c) Discovery will be available in the arbitration proceedings pursuant to the provisions of California Code of Civil Procedure Section 1283.05, which are incorporated here by this reference and made applicable to any arbitration held pursuant to this Section 4.

     (d) The award of the arbitrator will be made within 90 days from the date on which the arbitrator is selected. The award of the arbitrator will be final and, to the greatest extent allowed by law, the parties waive their right to any form of appeal. The arbitrator must award costs and fees, including the fees of the arbitrator, to the prevailing party. Judgment on any award of the arbitrator may be entered in any court having jurisdiction or application may be made to such court for the judicial acceptance of the award and for one or more orders of enforcement.

TRACINDA CORPORATION                   THE INDIVIDUALS LISTED ON
                                       SCHEDULE A TO THIS AGREEMENT

By  ______________________________
    Name:_________________________     By_______________________________________
    Title:________________________       A. Robert Pisano, Attorney-in-Fact

SEVEN NETWORK LIMITED                  METRO-GOLDWYN-MAYER INC.


By  ______________________________     By ______________________________________
    Name:_________________________        A. Robert Pisano, Vice Chairman
    Title:________________________

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